Exhibit 10.4

TRIPADVISOR, INC. RESTRICTED STOCK UNIT AGREEMENT

(Performance Based)

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), dated as of the grant date specified on the Grant Details referenced below (the “Grant Date”), between Tripadvisor, Inc., a Delaware corporation (the “Company”), and the employee, director or consultant of the Company or one of its Subsidiaries or Affiliates designated on the Grant Details (as defined below) (the “Eligible Individual”), describes the terms of an award (the “Award”) of performance-based restricted stock units (“PSUs”) to the Eligible Individual by the Company.

All capitalized terms used herein, to the extent not defined, shall have the meanings set forth in the Company’s 2018 Stock and Annual Incentive Plan (as amended from time to time, the “Plan”).

1.
Award and Vesting of Restricted Stock Units

(a) Subject to the terms and conditions of this Agreement, the Plan, and the Grant Details (as defined below), the Company grants a target number of PSUs to the Eligible Individual (“Target PSUs”), with the actual number of PSUs to be earned over a period of two years based on the extent to which the Company achieves each of the performance metrics established by the Company (the “Performance Metric I” and “Performance Metric II”, and together the “Performance Metrics”), with each Performance Metric carrying a weight of 50%. The actual number of PSUs to be earned pursuant to this Agreement will be based on the extent to which the Performance Metrics are achieved relative to the targets and may be more or less than the Target PSUs. In no event will the number of PSUs earned hereunder exceed 200% of the Target PSUs. Reference is made to the “Grant Details” that can be found on the equity plan website of the current professional selected by the Company to administer the Plan (the “Plan Administrator”), currently located at www.netbenefits.fidelity.com (or any successor equity administration system selected by the Company to manage the Plan from time to time), which is hereby incorporated by reference into, and shall be read as part and parcel of, this Agreement.

(b)
The number of PSUs earned under this Award shall be calculated following the completion of the two-year performance period (the “Performance Period”) and on the basis of the level to which the Performance Metrics are actually attained relative to the targets for the Performance Period. No payment of the PSU Award will be earned unless the Company achieves at least 90% of either of the Performance Metric targets for the Performance Period. If the Company achieves 108% or more for Performance Metric I target and 106% or more for Performance Metric II target, then 200% of the Target PSUs will be earned for such Performance Period.
(c)
Performance Metrics mean performance metrics and weightings that will be tied to the annual business plan and strategic objectives. As a result, performance metrics and weightings will be established by the Compensation Committee annually, no later than 90 days after the commencement of each Performance Period. Actual performance targets will be established by the

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Compensation Committee annually, no later than 90 days after the commencement of each Performance Period.
(d)
Within ninety days of the completion of each Performance Period, the Committee will determine in its sole discretion and certify in accordance with the requirements of Section 162(m) of the Code, the extent to which the Performance Metrics have been satisfied. The day the Committee certifies the extent to which the Performance Metrics have been satisfied is the “Determination Date”.
(e)
Subject to the terms and conditions of this Agreement, the Grant Details, and the Plan, the actual number of PSUs will vest and settle 50% following the end of the Performance Period on December 31, 2024 (as soon thereafter the Company determines the extent to which the Performance Metrics have been achieved and the actual number of PSUs to be awarded), and the remaining 50% on December 31, 2025. The time during which restrictions apply shall be referred to as the “PSU Restriction Period”.
2.
Termination of Employment by the Company for Cause
(a)
Notwithstanding the provisions of Section 1(d) above, in the event the Eligible Individual incurs a Termination of Employment by the Company or any Subsidiary or Affiliate for Cause, or the Eligible Individual voluntarily incurs a Termination of Employment within two years after any event or circumstance that would have been grounds for a Termination of Employment for Cause, the Eligible Individual’s unvested PSUs shall be forfeited and canceled in their entirety upon such Termination of Employment.
(b)
For purposes of this Agreement, employment with the Company shall include employment with the Company’s Subsidiaries or Affiliates. The Committee shall have the exclusive discretion to determine whether there has been any Termination of Employment and/or whether there existed Cause.
3.
Settlement of Units

As soon as practicable after any PSUs have vested and are no longer subject to the PSU Restriction Period, such PSUs shall be settled. Subject to Section 9 (pertaining to the withholding of taxes), for each PSU settled pursuant to this Section 3, the Company shall issue one Share for each vested PSU and cause to be delivered to the Eligible Individual one or more unlegended, freely-transferable stock certificates in respect of such Shares issued upon settlement of the vested PSUs. Notwithstanding the foregoing, the Company shall be entitled to hold the Shares issuable upon settlement of PSUs that have vested until the Company or Plan Administrator shall have received from the Eligible Individual a duly executed Form W-9 or Form W-8, as applicable, as well as such other documents as may be legally required.

4.
Recoupment or “Clawback” Policy

All awards received and any shares or other amount or property that may be issued, delivered, or paid in respect of the Award, as well as any consideration that may be received in respect of a sale or other disposition of any such shares or property, will be subject to clawback, cancellation, recoupment, rescission, payback, reduction, or other similar action in accordance with any

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Company clawback or similar policy or any applicable law related to such actions. An Eligible Individual’s acceptance of an Award will constitute the Eligible Individual’s acknowledgment of and consent to the Company’s application, implementation, and enforcement of any applicable Company clawback or similar policy that may apply to the Eligible Individual, whether adopted before or after the Grant Date, and any applicable law relating to clawback, cancellation, recoupment, rescission, payback, or reduction of compensation, and the Eligible Individual’s agreement that the Company may take any actions that may be necessary to effectuate any such policy or applicable law, without further consideration or action.

5.
Non-Transferability of the PSUs

Until such time as the PSUs are settled as provided herein or on the website of the Plan Administrator, the PSUs shall not be transferable by the Eligible Individual by means of sale, assignment, exchange, encumbrance, pledge, hedge, or otherwise.

6.
Rights as a Stockholder

Except as otherwise specifically provided in this Agreement, until such PSUs have vested and settled, the Eligible Individual shall not be entitled to any rights of a stockholder with respect to the PSUs. Notwithstanding the foregoing, if the Company declares and pays dividends on the Common Stock prior to such PSUs vesting or settling, the Eligible Individual will be credited with additional amounts for each PSU equal to the dividend that would have been paid with respect to such PSU if it had been an actual share of Common Stock, which amount shall remain subject to restrictions (and as determined by the Committee may be reinvested in PSUs or may be held in kind as restricted property) and shall vest concurrently with the vesting of the PSUs upon which such dividend equivalent amounts were paid. Notwithstanding the foregoing, dividends and distributions other than regular cash dividends, if any, may result in an adjustment pursuant to Section 7 below, rather than under this Section 6.

7.
Adjustment in the Event of Change in Stock; Change in Control

(a)
In the event of (i) a stock dividend, stock split, reverse stock split, share combination or recapitalization, or similar event affecting the capital structure of the Company (each, a “Share Change”), or (ii) a merger, consolidation, acquisition of property or shares, separation, spinoff, reorganization, stock rights offering, liquidation, Disaffiliation, payment of cash dividends other than an ordinary dividend or similar event affecting the Company or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to the number of PSUs and the number and kind of shares of Common Stock underlying the PSUs.

(b)
In the case of Corporate Transactions, such adjustments may include, without limitation (i) the cancellation of the PSUs in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such PSUs, as determined by the Committee or the Board in its sole discretion, (ii) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the shares of Common Stock underlying the PSUs and (iii) in connection with any

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Disaffiliation, arranging for the assumption of the PSUs, or the replacement of the PSUs with new Awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Subsidiary or Affiliate or by the entity that controls such Subsidiary or Affiliate following such Disaffiliation (as well as any corresponding adjustments to any PSUs that remain based upon securities of the Company).

(c)
In the event of a Change in Control:

(i)
Before the Determination Date, the Target PSUs will be awarded and will vest and be distributed pursuant to the vesting schedule described in Section 1(e) above, subject to any substitutions or adjustments made pursuant to this Section 7.

(ii)
After the Determination Date, the PSU Award will be calculated and will vest in accordance with Section 1, subject to any substitutions or adjustments made pursuant to this Section 7.

(d)
The determination of the Committee regarding any substitutions or adjustment or the amount of PSUs awarded, vested and/or distributed pursuant to this Section need not be the same for all Participants and will be final and conclusive.

(e)
In the event of a Termination of Employment during the two-year period following a Change in Control, the provisions of Section 13 of the Plan shall apply; provided, however, that the Committee in its discretion may provide for earlier accelerated vesting.
8.
Adjustment in the Event of a Termination of Employment without Cause or Resignation for Good Reason

(a)
In the event of Termination of Employment without Cause or resignation for Good Reason, not in connection with a Change in Control, the remaining number of Target PSUs reflected in the Participant’s account will be prorated for the number of days worked during the Performance Period and will vest and be distributed pursuant to the vesting schedule described in Section 1(e) above.

(b)
In the event of Termination of Employment without Cause in connection with a Change in Control, before the Determination Date, the remaining Target PSUs reflected in the Participant’s account will be deemed earned and vesting of such PSUs will be accelerated.

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(c)
In the event of Termination of Employment without Cause in connection with a Change in Control, after the Determination Date vesting of all the actual PSUs earned will be accelerated.

(d)
The determination of the Committee regarding any such adjustment will be final and conclusive and need not be the same for all Participants.

9.
Adjustment in the Event of Death or Disability
(a)
In the event of death or Disability, as defined in the Plan, occurring before the Determination Date, the Target PSUs reflected in the Participant’s account will be deemed to be earned and vesting of such PSUs will be accelerated.
(b)
In the event of death or Disability occurring after the Determination Date the vesting of all the actual PSUs earned will be accelerated.

10.
Taxes, Fees and Withholding
(a)
The Company agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of shares received by an Eligible Individual in connection with the PSUs, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.
(b)
Regardless of any action the Company, its Affiliate or Subsidiary takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Eligible Individual acknowledges that the ultimate liability for all Tax-Related Items legally due by him or her is and remains the Eligible Individual’s responsibility and that the Company and/or its Affiliate or Subsidiary (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant and vesting of the PSUs, the receipt of cash or any dividends or dividend equivalents; and (ii) do not commit to structure the terms of the Award or any aspect of the PSUs to reduce or eliminate the Eligible Individual’s liability for Tax-Related Items.
(c)
In the event that the Company, Subsidiary or Affiliate is required to withhold any Tax-Related Items as a result of the award or vesting of the PSUs, or the receipt of cash or any dividends or dividend equivalents, the Eligible Individual shall pay or make adequate arrangements satisfactory to the Company, Subsidiary or Affiliate to satisfy all withholding and payment on account of obligations of the Company, Subsidiary and/or Affiliate. The obligations of the Company under this Agreement shall be conditioned on compliance by the Eligible Individual with this Section 9. In this regard, the Eligible Individual authorizes the Company and/or its Subsidiary or Affiliate to withhold all applicable Tax-Related Items legally payable by the Eligible Individual from his or her wages or other cash compensation paid to the Eligible Individual by the Company and/or its Subsidiary or Affiliate. The Company may, in its sole discretion and pursuant to such provisions as it may specify from time to time, withhold in Shares the amount of Shares necessary to satisfy the minimum withholding amount or arrange for the sale of such number of Shares as is necessary to pay any Tax-Related Items. In connection herewith,

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the Eligible Individual (i) authorizes, empowers, and directs the Company and the Plan Administrator (or such brokerage firm as is contracted to manage the Company’s employee equity award program, the “Broker”) to sell, at the market price and on the Exercise Date or as soon thereafter as is practicable, the number of Shares sufficient to pay the Tax-Related Items, and (ii) agrees to indemnify and hold harmless the Broker and the Company from and against all losses, liabilities, damages, claims and expenses, including reasonable attorneys’ fees and court costs, arising out of carrying out such actions. Finally, the Eligible Individual will pay to the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of the Eligible Individual’s participation in the Plan or the Eligible Individual’s Award that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares underlying the PSU if the Eligible Individual fails to comply with his or her obligations in connection with the Tax-Related Items as described in this Section.
(d)
In particular, the Eligible Individual understands and acknowledges that all income to which the Eligible Individual is entitled under this Agreement is pre-tax and the Company or its Subsidiaries or Affiliates has the right to withhold and pay on behalf of the Eligible Individual any individual income tax in connection with such income in accordance with applicable law. In the event the Company or its Subsidiaries or Affiliates is not required under applicable law to serve as the withholding agent to withhold and pay on behalf of the Eligible Individual such individual income tax, the Eligible Individual shall have sole responsibility to make such payment, in which case the Eligible Individual shall provide, as requested by the Company or its Subsidiaries or Affiliates from time to time, relevant tax receipts to certify full and prompt payment. The Eligible Individual agrees to indemnify the Company and/or its Subsidiaries or Affiliates for any liability which may arise as a result of his or her failure to pay any and all taxes associated with any income derived pursuant to the Award.
11.
Other Restrictions

(a) The Award shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration, or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body is required, then in any such event, the Award shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

(b) The Eligible Individual acknowledges that the Eligible Individual is subject to the Company’s policies regarding compliance with securities laws, including but not limited to its Insider Trading Policy (as in effect from time to time and any successor policies), and, pursuant to these policies, if the Eligible Individual is on the Company’s insider list, the Eligible Individual shall be required to obtain pre-clearance from the Company’s General Counsel prior to purchasing or selling any of the Company’s securities, including any shares issued upon vesting of the PSUs, and may be prohibited from selling such shares other than during an open trading window. The Eligible Individual further acknowledges that, in its discretion, the Company may prohibit the Eligible Individual from selling such shares even during an open trading window if the Company has concerns over the potential for insider trading.

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12.
Nature of Award

In accepting the Award, the Eligible Individual acknowledges that:

(a)
the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;
(b)
the Award is voluntary and occasional and does not create any contractual or other right to receive future Awards, or benefits in lieu of Awards, even if Awards have been made repeatedly in the past;
(c)
all decisions with respect to future Awards, if any, will be at the sole discretion of the Company;
(d)
the Eligible Individual’s participation in the Plan will not create a right to further employment with the Company, its Subsidiary or Affiliate and shall not interfere with the ability of the Company to terminate the Eligible Individual’s employment relationship at any time with or without Cause;
(e)
the Eligible Individual is voluntarily participating in the Plan;
(f)
the Award is an extraordinary item that does not constitute regular compensation of any kind for services of any kind rendered to the Company, Subsidiary, or Affiliate;
(g)
the Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, Subsidiary or Affiliate;
(h)
in the event that the Eligible Individual is not an employee of the Company, a Subsidiary, or an Affiliate, the Award will not be interpreted to form an employment contract or relationship with the Company; and
(i)
in consideration of the Award, no claim or entitlement to compensation or damages shall arise from the termination of the Award or diminution in value of the Award resulting from the Termination of the Eligible Individual’s Employment by the Company, Subsidiary or Affiliate (for any reason whatsoever and whether or not in breach of local labor laws; provided, however, such termination is consistent with the terms of the Award and the Employment Agreement) and the Eligible Individual irrevocably releases the Company, Subsidiary or Affiliate from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Eligible Individual will be deemed irrevocably to have waived his or her entitlement to pursue such claim.

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13.
No Advice Regarding Grant.

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Eligible Individual’s participation in the Plan, or his or her acquisition or sale of the underlying Shares. The Eligible Individual is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding the Eligible Individual’s participation in the Plan, receipt of the Award and/or disposition of the Award before taking any action related to the Plan or the Award.

14.
Notices

Any notices, communications, or changes to this Agreement shall be communicated (either directly by the Company or indirectly through any of its Subsidiaries, Affiliates, or the Plan Administrator) to the Eligible Individual electronically via email (or otherwise in writing) promptly after such change becomes effective.

15.
Effect of Agreement; Severability

Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company. The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

16.
Laws Applicable to Construction; Consent to Jurisdiction
(a)
The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware. In addition to the terms and conditions set forth in this Agreement, the PSUs are subject to the terms and conditions of the Plan, which are hereby incorporated by reference.
(b)
Any and all disputes arising under or out of this Agreement, including without limitation any issues involving the enforcement or interpretation of any of the provisions of this Agreement, shall be resolved by the commencement of appropriate action in the state or federal courts located within the State of Delaware, which shall be the exclusive jurisdiction for the resolution of any such disputes. The Eligible Individual hereby agrees and consents to the personal jurisdiction of said courts over the Eligible Individual for purposes of the resolution of any and all such disputes.
17.
Conflicts and Interpretation
(a)
In the event of any (i) conflict between the Grant Details, this Agreement, any information posted on the system of the Plan Administrator and/or the books and records of the Company, or (ii) ambiguity in the Grant Details, this Agreement, any information posted on the system of the Plan Administrator and/or the books and records of the Company, the Plan shall control.

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(b)
The Committee shall have the power to interpret the Plan, this Agreement, the Grant Details, any information posted on the system of the Plan Administrator and/or the books and records of the Company, and to adopt such rules for the administration, interpretation and application of the Plan and the Award as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any PSUs have vested). All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Eligible Individual, the Company, and all other interested parties. The Committee shall not be personally responsible for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement. The Committee shall, in their absolute discretion, determine when any conditions have been fulfilled.
18.
Data Privacy
(a)
The Eligible Individual understands that the Company, Subsidiary, Affiliate and/or Plan Administrator may hold certain personal information about Eligible Individual, including, but not limited to, the Eligible Individual’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Eligible Individual’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). The Eligible Individual hereby explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of his or her Data as described in this document by and among, as applicable, the Company and its Subsidiaries or Affiliates for the exclusive purpose of implementing, administering, and managing the Eligible Individual’s participation in the Plan.
(b)
The Eligible Individual understands that Data will be transferred to the Plan Administrator, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration, and management of the Plan. The Eligible Individual understands that the recipients of the Data may be located in the United States or elsewhere and that the recipients’ country may have different data privacy laws and protections than the Eligible Individual’s country. The Eligible Individual authorizes the Company, its Subsidiary or Affiliate, the Plan Administrator, and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering, and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Eligible Individual’s participation in the Plan.
(c)
The Eligible Individual understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Eligible Individual’s local human resources representative. The Eligible Individual understands, however, that refusing or withdrawing his or her consent may affect the Eligible Individual’s ability to participate in the Plan. For more information on the consequences of the Eligible Individual’s refusal to consent or withdrawal of consent, the Eligible Individual understands that he or she may contact his or her local human resources representative.

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19.
Amendment
(a)
The Company may modify, amend, or waive the terms of the Award, prospectively or retroactively, but no such modification, amendment, or waiver shall impair the rights of the Eligible Individual without his or her consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
(b)
This Award and payments made pursuant to this Agreement and the Plan are intended to qualify for an exemption from Section 409A of the code. If the Company makes a good faith determination that any compensation provided under this Agreement is likely to be subject to the additional tax imposed by Section 409A, the Company may, to the extent it deems necessary or advisable, modify this Agreement, without the Eligible Individual’s consent, to reduce the risk that such additional tax will apply, in a manner designed to preserve the material economic benefits intended to be provided to the Eligible Individual under this Agreement (other than any diminution of such benefit that may be attributable to the time value of money resulting from a delay in the timing of payments hereunder for a period of approximately six months or such longer period as may be required).
20.
Choice of Language

The Eligible Individual has received this Agreement and any other related communications and consents to having received these documents solely in English. If, however, the Eligible Individual receives this or any other document related to the Plan translated into a language other than English and if the translated version is different from the English version in any way, the English version will control.

21.
Electronic Delivery

The Company may, in its sole discretion, decide to deliver any documents related to the Award and participation in the Plan or future Awards that may be awarded under the Plan by electronic means or to request the Eligible Individual’s consent to participate in the Plan by electronic means. The Eligible Individual hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

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